SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             ---------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                            Design Within Reach, Inc.
                           --------------------------
                                (Name of Issuer)



                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                    250557105
                                  ------------
                                 (CUSIP Number)

                                October 19, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)


                               Page 1 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 250557105                                           Page 2 of 10 Pages
--------------------------------------------------------------------------------

1) NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LaGrange Capital Partners, L.P.
--------------------------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)   |_|

                                                             (b)   |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          638,047
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            638,047
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           638,047
--------------------------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                  |_|
--------------------------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.6%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 250557105                                           Page 3 of 10 Pages
--------------------------------------------------------------------------------

1) NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LaGrange Capital Partners Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)   |_|

                                                               (b)   |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          132,354
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            132,354
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           132,354
--------------------------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                               |_|
--------------------------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             .95%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 250557105                                           Page 4 of 10 Pages
--------------------------------------------------------------------------------

1) NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Frank LaGrange Johnson
--------------------------------------------------------------------------------
2)         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)   |_|

                                                             (b)   |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          770,401
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            770,401
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           770,401
--------------------------------------------------------------------------------
10)        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.5%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

Schedule 13G

Item 1(a).        Name of Issuer:

Design Within Reach, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

1114 First Avenue
New York, New York  10021

Item 2(a).        Name of Persons Filing:

(i)  LaGrange Capital Partners, L.P.
(ii) LaGrange Capital Partners Offshore Fund, Ltd.
(iii) Frank LaGrange Johnson

(collectively, the "Reporting Persons" and each a "Reporting Person")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 1270 Avenue of the Americas, Suite 2200, New York, New York 10020.

Item 2(c).        Citizenship:

(i)      LaGrange Capital Partners, L.P.
         Delaware

(ii)     LaGrange Capital Partners Offshore Fund, Ltd.
         Cayman Islands

(iii)    Frank LaGrange Johnson
         USA

Item 2(d).        Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).        CUSIP Number:

250557105

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

                  (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                  (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                  (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

                  (e) |_| Investment Adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E)

                  (f) |_| Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

                  (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

                  (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

                  (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j)      |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.           Ownership.

(i) LaGrange Capital Partners, L.P.(1)

                  (a) Amount beneficially owned: 638,047

                  (b) Percent of class: 4.6%(2)

                  (c) Number of shares as to which such person has:

                          (i) Sole power to vote or to direct the vote: 638,047

                         (ii) Shared power to vote or to direct the vote: 0

                        (iii) Sole power to dispose or to direct the
                              disposition of: 638,047

                         (iv) Shared power to dispose or to direct the
                              disposition of: 0


---------------
(1) The general partner of LaGrange Capital Partners, L.P. is LaGrange Capital Management, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Management, L.L.C.

(2) Percentages are based on 13,893,291 shares of Common Stock outstanding as of August 4, 2005 (as set forth on the Issuer's Form 10-Q, filed on August 16, 2005 with the Securities and Exchange Commission).

(ii) LaGrange Capital Partners Offshore Fund, Ltd.(3)

                  (a) Amount beneficially owed: 132,354

                  (b) Percent of class: .95%(4)

                  (c) Number of shares as to which such person has:

                          (i) Sole power to vote or to direct the vote: 132,354

                         (ii) Shared power to vote or to direct the vote: 0

                        (iii) Sole power to dispose or to direct the
                              disposition of: 132,354

                         (iv) Shared power to dispose or to direct the
                              disposition of: 0

(iii)             Frank LaGrange Johnson

                  (a) Amount beneficially owned: 770,401

                  (b) Percent of class: 5.5%(5)

                  (c) Number of shares as to which such person has:

                          (i) Sole power to vote or to direct the vote: 770,401

                         (ii) Shared power to vote or to direct the vote: 0

                        (iii) Sole power to dispose or to direct the
                              disposition of: 770,401

                         (iv) Shared power to dispose or to direct the
                              disposition of: 0

Item 5.           Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

Not applicable.



---------------
(3) The investment manager of LaGrange Capital Partners Offshore Fund, Ltd. is LaGrange Capital Administration, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Administration, L.L.C.

(4) Percentages are based on 13,893,291 shares of Common Stock outstanding as of August 4, 2005 (as set forth on the Issuer's Form 10-Q, filed on August 16, 2005 with the Securities and Exchange Commission).

(5) Percentages are based on 13,893,291 shares of Common Stock outstanding as of August 4, 2005 (as set forth on the Issuer's Form 10-Q, filed on August 16, 2005 with the Securities and Exchange Commission).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.           Identification and Classification of Members of the Group.

Not applicable.

Item 9.           Notice of Dissolution of Group.

Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated as of November 14, 2005


                                  LaGrange Capital Partners, L.P.
                                  By:  LaGrange Capital Management, L.L.C.,
                                           its General Partner

                                  By:   /s/  Frank LaGrange Johnson
                                       ----------------------------------------
                                        Frank LaGrange Johnson, its sole Member


Dated as of November 14, 2005


                                  LaGrange Capital Partners Offshore Fund, Ltd.
                                  By:  LaGrange Capital Administration, L.L.C.,
                                           its Investment Manager

                                  By:   /s/  Frank LaGrange Johnson
                                       -----------------------------------------
                                        Frank LaGrange Johnson, its sole Member


Dated as of November 14, 2005


                                  By:    /s/  Frank LaGrange Johnson
                                       ----------------------------------------
                                        Frank LaGrange Johnson

                                                                       Exhibit A

                            Agreement of Joint Filing


          Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

          This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement.




Dated as of November 14, 2005



                                  LaGrange Capital Partners, L.P.
                                  By:  LaGrange Capital Management, L.L.C.,
                                           its General Partner

                                  By:  /s/  Frank LaGrange Johnson
                                     ------------------------------------------
                                        Frank LaGrange Johnson, its sole Member


Dated as of November 14, 2005


                                  LaGrange Capital Partners Offshore Fund, Ltd.
                                  By:  LaGrange Capital Administration, L.L.C.
                                           its Investment Manager

                                  By:   /s/  Frank LaGrange Johnson
                                       ----------------------------------------
                                        Frank LaGrange Johnson, its sole Member


Dated as of November 14, 2005


                                  By:   /s/  Frank LaGrange Johnson
                                       ----------------------------------------
                                        Frank LaGrange Johnson